CUSIP 883435307                    13G                  Page 1 of 9 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2

                               (Amendment No. __)*

                            Thermadyne Holdings Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    883435307
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 4, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)
                  [X]  Rule 13d-1(c)
                  [ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

CUSIP 883435307                    13G                  Page 2 of 9 Pages

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Boone Capital Management, LP
                 20-1943414
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         714,421
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                          0
          WITH
                           8    SHARED DISPOSITIVE POWER

                                         714,421
------------------------- ----- ------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 714,421

------- ------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS) [ ]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.36%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IA

------- ------------------------------------------------------------------------

                               Page 2 of 9 Pagse

CUSIP 883435307                    13G                  Page 3 of 9 Pages

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 David S. Markus
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                         0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         714,421
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         714,421
------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 714,421

------- ------------------------------------------------------------------------

 10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.36%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

------- ------------------------------------------------------------------------

                               Page 3 of 9 Pages

CUSIP 883435307                    13G                  Page 4 of 9 Pages

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Jeffrey B. Wertheim
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) [ ]
                                                               (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                         0
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         714,421
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         714,421
------------------------- ----- ------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 714,421

------- ------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS) [ ]

------- ------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.36%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

------- ------------------------------------------------------------------------

                               Page 4 of 9 Pages

CUSIP 883435307                    13G                  Page 5 of 9 Pages

Schedule 13G

Item 1(a).        Name of Issuer:  Thermadyne Holdings Corp (the "Issuer").
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  16052 Swingley Ridge Road, Suite 300, Chesterfield, MO 63017

Item 2(a).        Name of Person Filing: Boone Capital Management, LP
                  ---------------------
                  ("Boone Capital"), and David S. Markus and Jeffrey B. Wertheim, as controlling owners of Boone Capital.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The principal business address of Boone Capital, Mr.
                  Markus and Mr. Wertheim is 400 Madison Avenue, Suite 12D, New York, NY 10017.

Item 2(c).        Citizenship: Boone Capital is organized under the laws of the
                  -----------
                  State of Delaware. Mr. Markus and Mr. Wertheim are citizens of the United States.

Item 2(d).        Title of Class of Securities:  Common Stock, $.01 par value
                  ----------------------------
                  (the "Common Stock").

Item 2(e).        CUSIP Number: 883435307.
                  ------------

Item 3.           If this statement is filed pursuant to Rule 13d-1(b),
                  -----------------------------------------------------
                  or 13d-2(b) or (c), Check Whether the Person Filing is a:
                  --------------------------------------------------------

(a)   [ ]       Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).

(b)   [ ]       Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [ ]       Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).

(d)   [ ]       Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C 80a-8).

(e)   [X]       An investment adviser in accordance with Section 240.13d-1(b)(1)
                (ii)(E);

(f)   [ ]       An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

(g)   [ ]       A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

(h)   [ ]       A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

(i)   [ ]       A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP 883435307                    13G                  Page 6 of 9 Pages


(j)   [ ]       Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Boone Capital is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Markus and Mr. Wertheim are controlling persons of Boone Capital.

Item 4.           Ownership.
                  ---------

                  (a) Amount beneficially owned:

                      As of June 4, 2006, Boone Capital may be deemed to be the beneficial owner of 714,421 shares of Common Stock held for the account of certain private investment funds and managed accounts for which Boone Capital acts as an investment advisor. Messrs. Markus and Wertheim, in their capacities as controlling persons of Boone Capital, may each be deemed to be a beneficial owner of 714,421 shares of Common Stock deemed to be beneficially owned by Boone Capital as above.

                  (b) Percent of class:

                           5.36%

                  (c) Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote:
                               ----------------------------------------

                                    See line 5 of cover sheets.

                          (ii) Shared power to vote or to direct the vote:
                               ------------------------------------------

                                    See line 6 of cover sheets.

                         (iii) Sole power to dispose or to direct the
                               --------------------------------------
                               disposition of:
                               --------------

                                    See line 7 of cover sheets.

                          (iv) Shared power to dispose or to direct the
                               ----------------------------------------
                               disposition of:
                               --------------

                                    See line 8 of cover sheets.

                  Each of the Reporting Persons disclaims beneficial ownership of such shares of Common Stock except any shares that such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                                 Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                                 Not Applicable.

                               Page 6 of 9 Pages

CUSIP 883435307                    13G                  Page 7 of 9 Pages


Item 7.           Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent
                  -----------------------------------------------------
                  Holding Company or Control Person.
                  ---------------------------------

                                 Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                                 Not Applicable.

Item 10.          Certification.
                  -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 9 Pages

CUSIP 883435307                    13G                  Page 8 of 9 Pages


                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated June 7, 2007.                  Boone Capital Management LP


                                     By:      /s/  David S. Markus
                                           -----------------------------
                                             David S. Markus, Principal


Dated June 7, 2007.                          /s/  David S. Markus
                                           -----------------------------------
                                              David S. Markus


Dated June 7, 2007.                         /s/  Jeffrey B. Wertheim
                                           -----------------------------------
                                              Jeffrey B. Wertheim



                               Page 8 of 9 Pages

CUSIP 883435307                    13G                  Page 9 of 9 Pages

JOINT FILING AGREEMENT

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.



Dated June 7, 2007.                Boone Capital Management LP


                                   By:      /s/  David S. Markus
                                         -----------------------------
                                           David S. Markus, Principal


Dated June 7, 2007.                         /s/  David S. Markus
                                         -----------------------------------
                                            David S. Markus


Dated June 7, 2007.                         /s/  Jeffrey B. Wertheim
                                         -----------------------------------
                                            Jeffrey B. Wertheim